                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                KENNAMETAL INC.
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                                KENNAMETAL INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                          TO BE HELD OCTOBER 25, 1999

To the Shareowners of Kennametal Inc.:

     The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Technology Center, located at 1600 Technology Way (on Route 981 South), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 25, 1999, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of three directors for terms to expire in 2002;

     2. The election of auditors for the fiscal year ending June 30, 2000; and

     3. Approval of the Kennametal Inc. Stock Option and Incentive Plan of 1999.

     Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 7, 1999, as the record date for the determination of shareowners entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     David T. Cofer
                                                       Secretary

September 12, 1999

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS

                                OCTOBER 25, 1999

     This Proxy Statement is being furnished to the shareowners of Kennametal Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareowners which is scheduled to be held on October 25, 1999. Only holders of record of capital stock, par value $1.25 per share, of the Corporation ("Capital Stock") at the close of business on September 7, 1999, will be entitled to vote at the meeting. On that date there were 30,116,071 shares of Capital Stock outstanding and entitled to one vote per share. Any shareowner who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later-dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. The form of proxy also confers discretionary authority on the named proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are to be elected by plurality vote and auditors are to be elected and the Stock Option and Incentive Plan of 1999 is to be approved by the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, Latrobe, Pennsylvania 15650, and the date this Proxy Statement was mailed to shareowners was on or about September 20, 1999.

                             ELECTION OF DIRECTORS

     Three directors are to be elected to hold office as Directors of the First Class for terms of three years, and until their successors are elected and qualified.

     The owners of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a shareowner has the right to multiply the total number of shares which the shareowner is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a shareowner will have the discretion to and may exercise such cumulative voting rights. The three individuals who receive the largest number of votes cast will be elected as Directors of the First Class.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the First Class of Directors are Peter
B. Bartlett, Robert L. McGeehan and Markos I. Tambakeras, who have served as directors since 1975, 1989 and 1999, respectively. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES. Mr. Tambakeras was named a director by the Board of Directors and President and Chief Executive Officer of the Corporation effective July 1, 1999 to succeed Robert L. McGeehan who retired from employment effective that date. Mr. McGeehan continues as a director of the Corporation and was nominated for re-election to serve as a director of the Corporation.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

                                                  PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                        AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                      PUBLICLY-TRADED CORPORATIONS (2)
     ------------------       ------------------------------------------------------------
Nominees for Directors of the First Class Whose Terms Expire in 2002

Peter B. Bartlett             General Partner of Brown Brothers Harriman & Co. (private
Age: 65                       bankers). Director of Erie Indemnity Company, Erie Life
Director since 1975           Insurance Company and Erie Insurance Company.

Robert L. McGeehan            Retired July 1, 1999, having served as President of the
Age: 62                       Corporation since July 1989 and Chief Executive Officer
Director since 1989           since October 1991.

Markos I. Tambakeras          President and Chief Executive Officer of the Corporation
Age: 48                       since July 1999. From 1997 to June 1999, served as
Director since 1999           President, Industrial Controls Business of Honeywell
                              Incorporated (provider of control technologies), having
                              previously served as President, Industrial Automation and
                              Control, Honeywell Incorporated from 1995 to 1996 and as
                              President, Honeywell Asia Pacific in Hong Kong from 1992 to
                              1994. Director of JLK Direct Distribution Inc.

Directors of the Second Class Whose Terms Expire in 2000

Richard C. Alberding          Retired, having served as Executive Vice President,
Age: 68                       Marketing and International, of Hewlett-Packard Company (a
Director since 1982           designer and manufacturer of electronic products for
                              measurement and computation). Director of Walker Interactive
                              Systems, Inc., Sybase, Inc., Digital Microwave Corp., Paging
                              Network, Inc., Digital Link Corporation and JLK Direct
                              Distribution Inc. Former director of Quickturn Design
                              Systems, Inc. and Storm Technology, Inc.

William R. Newlin(3)          Managing Partner of Buchanan Ingersoll Professional
Age: 58                       Corporation (attorneys at law) since 1980. Managing General
Director since 1982           Partner of CEO Venture Funds (private venture capital
                              funds). Director of Black Box Corporation, National City
                              Bank of Pennsylvania, Parker/Hunter Incorporated and the
                              Pittsburgh Technology Council. Chairman of the Board of
                              Directors of the Corporation and of JLK Direct Distribution
                              Inc.

Timothy S. Lucas              Chairman since 1997 and President and Chief Executive
Age: 43                       Officer since 1990 of MacroSonix Corporation which develops
Director since 1998           and licenses resonant macrosonic synthesis (RNS)
                              technologies.

                                                  PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                        AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                      PUBLICLY-TRADED CORPORATIONS (2)
     ------------------       ------------------------------------------------------------
Directors of the Third Class Whose Terms Expire in 2001

A. Peter Held                 President of Cooper Power Tools Inc., a division of Cooper
Age: 55                       Industries, Inc. (a manufacturer and marketer of industrial
Director since 1995           power tools), having served as Vice President and General
                              Manager International of its Champion Spark Plug Division
                              from 1992 to 1994.

Aloysius T. McLaughlin, Jr.   Retired, having served as Vice Chairman of Dick Corporation
Age: 64                       (a general contractor) from 1993 to 1995 and as its
Director since 1986           President and Chief Operating Officer from 1985 until 1993.
                              Director of JLK Direct Distribution Inc.

Larry Yost                    Chairman and Chief Executive Officer of Meritor Automotive
Age: 61                       Inc. (a provider of components for heavy vehicles), having
Director since 1987           previously served as President, Heavy Vehicle Systems,
                              Rockwell International Corporation, from November 1994 until
                              March 1997 and as Senior Vice President of the Operations
                              Group of Allen-Bradley Company until November 1994.

---------------
(1) Each current director has served continuously since he was first elected.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The Corporation engaged Buchanan Ingersoll Professional Corporation, the law firm of which William R. Newlin is Managing Partner, to perform services for the Corporation during fiscal 1999 and fiscal 2000.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held six meetings during the year ended June 30, 1999. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Committee on Executive Compensation and a Nominating Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Executive Committee: The Executive Committee met four times during the past fiscal year. The Committee's duties include monitoring performance of the Corporation's business plan, reviewing certain business strategies and reviewing management performance and succession. The following directors currently comprise the Committee: William R. Newlin (Chairman), Peter B. Bartlett and Richard C. Alberding.

     Audit Committee: The Audit Committee met four times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with the Corporation's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and the shareowners the election of the independent public accountants. The following directors currently comprise the Committee: Larry Yost (Chairman), A. Peter Held, Warren H. Hollinshead and Aloysius T. McLaughlin, Jr.

     Committee on Executive Compensation: The Committee on Executive Compensation met nine times during the past fiscal year. The Committee's duties include the setting of compensation rates of the Corporation's officers, the determination of additional compensation, if any, to be awarded to such officers and the administration of the Corporation's stock-based incentive plans. The following directors currently comprise the Committee: Richard C. Alberding (Chairman), Peter B. Bartlett and Aloysius T. McLaughlin, Jr. The report of the Committee on Executive Compensation appears elsewhere in this Proxy Statement.

     Nominating Committee: The Nominating Committee met once during the past fiscal year. The Committee's duties include recommending to the Board of Directors nominees for directors to be elected at the Annual Meeting of Shareowners or to be elected to fill any vacancies in the Board of Directors which may occur. The Committee considers nominees recommended by shareowners. Pursuant to the By-Laws of the Corporation, shareowner recommendations of nominees for the Board must be submitted in advance of any meeting and must comply with certain requirements set forth in the By-Laws. See "Shareowner Proposals and Nominating Procedures" on page 19 of this Proxy Statement. The following directors currently comprise the Committee: A. Peter Held (Chairman), Warren H. Hollinshead and Timothy S. Lucas.

     Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $30,000. Members of the Audit Committee and members of the Committee on Executive Compensation who are not employees of the Corporation each receive additional annual compensation of $4,000. Non-employee directors who are members of the Executive Committee receive a fee of $1,100 per Executive Committee meeting. Non-employee directors who are members of the Nominating Committee receive a fee of $1,000 per meeting. The non-employee members of the Board of Directors were awarded the following stock options during fiscal 1999 for serving on the Board: Mr. Newlin, 45,000 shares at $21.75 and 3,000 shares at $20.6250; Messrs. Alberding, Bartlett, Held, Hollinshead, Lucas, McLaughlin and Yost, each 3,000 shares at $20.6250. Under the Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation's Directors Stock Incentive Plan, any director who is not an employee may elect to receive shares of the Corporation's Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any director who is not an employee may elect to receive credits, representing shares of the Corporation's Capital Stock ("Stock Credits") or Class A Common Stock of JLK Direct Distribution Inc., the Corporation's majority-owned subsidiary, with respect to all or a portion of any consideration deferred pursuant to the Directors Stock Incentive Plan. Directors who are not employees of the Corporation also receive $50,000 of life insurance coverage which is paid for by the Corporation. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors.

                         OWNERSHIP OF CAPITAL STOCK BY
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Capital Stock as of July 30, 1999, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                       AMOUNT OF                           TOTAL BENEFICIAL
                                                       BENEFICIAL                           OWNERSHIP AND
NAME OF BENEFICIAL OWNER                            OWNERSHIP (1)(2)   STOCK CREDITS (7)    STOCK CREDITS
------------------------                            ----------------   -----------------   ----------------
Richard C. Alberding..............................         6,720(3)             310               7,030
Peter B. Bartlett.................................         6,800             13,546              20,346
A. Peter Held.....................................         6,210                887               7,097
Warren H. Hollinshead.............................         8,005(4)           1,324               9,329
Timothy S. Lucas..................................         2,000                  0               2,000
Robert L. McGeehan................................       375,747(5)          17,655             393,402
Aloysius T. McLaughlin, Jr........................        26,280              7,301              33,581
William R. Newlin.................................       124,785(6)          15,861             140,646
Larry Yost........................................         6,000              4,627              10,627
Markos I. Tambakeras..............................        93,012                  0              93,012
H. Patrick Mahanes, Jr............................       135,504              8,589             144,093
Richard J. Orwig..................................       107,861             12,898             120,759
David B. Arnold...................................        83,541              6,551              90,092
James R. Breisinger...............................        40,687(8)               0              40,687
Directors and Executive Officers as a Group (18
  persons)........................................     1,191,249            108,204           1,299,453

---------------
(1) The figures shown include 297,308, 86,734, 88,727, 56,056, 26,884 and
    810,542 shares over which Messrs. McGeehan, Mahanes, Orwig, Arnold and Breisinger, and all directors and executive officers as a group, respectively, have the right to acquire as of July 30, 1999 or the right to acquire within 60 days thereafter pursuant to the Corporation's stock option plans. The figures shown also include 6,000 shares over which each of Messrs. Alberding, Bartlett, Held, Hollinshead, McLaughlin and Yost, 2,000 shares over which Mr. Lucas, and 101,000 shares over which Mr. Newlin, respectively, have the right to acquire as of July 30, 1999 or the right to acquire within 60 days thereafter pursuant to the Corporation's stock option plans.

(2) Other than Mr. McGeehan, who beneficially owns 1.2% of the Capital Stock, no individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially own 3.9% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) The figure shown includes 720 shares owned jointly by Mr. Alberding and his wife.

(4) The figure shown includes 2,005 shares owned jointly by Mr. Hollinshead and his wife.

(5) The figure shown includes 8,214 shares owned jointly by Mr. McGeehan and his wife.

(6) The figure shown includes 2,377 shares owned jointly by Mr. Newlin and his wife and 6,291 shares owned by Mr. Newlin's wife. Mr. Newlin disclaims beneficial ownership of shares owned by his wife.

(7) These amounts represent Stock Credits to which non-employee directors are entitled pursuant to the Directors Stock Incentive Plan described on page 4 and to which executive officers are entitled pursuant to the Corporation's Management Performance Bonus Plan.

(8) The figure shown includes 8,000 shares owned jointly by Mr. Breisinger and his wife.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers") each of whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended June 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                              ---------------------------
                                                    ANNUAL COMPENSATION        SECURITIES     RESTRICTED     ALL OTHER
                                                 --------------------------    UNDERLYING        STOCK      COMPENSATION
NAME AND PRINCIPAL POSITION        FISCAL YEAR   SALARY($)(1)   BONUS($)(2)   OPTIONS(#)(3)    AWARDS($)     (5)(6)($)
---------------------------        -----------   ------------   -----------   -------------   -----------   ------------
Robert L. McGeehan,                   1999         619,668        150,000         60,000                       14,120
  Former President and                1998         599,880        444,000         56,000                       17,384
  Chief Executive Officer (8)         1997         550,045        330,000         45,000                       15,629
                                                                                  15,000(7)
H. Patrick Mahanes, Jr.,              1999         329,412        122,500        100,000        625,000(4)      6,050
  Vice President,                     1998         325,465        189,997         31,600                        8,450
  Chief Operating Officer             1997         306,295        122,500         15,000                        5,750
Richard J. Orwig,                     1999         333,334         50,000         75,000                        8,964
  President and                                                                   50,000(7)
  Chief Executive Officer,            1998         308,464        193,875         31,600                       10,170
  JLK Direct                          1997         284,880        150,000         15,000                        5,970
  Distribution Inc. (9)
David B. Arnold,                      1999         237,864              0         15,000                        8,595
  Vice President and                  1998         242,605        106,375         22,300                        9,243
  Chief Technical Officer             1997         232,045         62,500         10,000                        7,167
James R. Breisinger,                  1999         208,255         68,766         10,000                        6,457
  Vice President and                  1998         169,364         75,019         10,600                       12,350
  Chief Financial Officer             1997         147,045         43,750          4,000                       11,048
                                                                                   5,000(7)

---------------
(1) Reflects salary reductions implemented during fiscal 1999 pursuant to a cost containment program.

(2) Includes, for Messrs. McGeehan, Mahanes, Orwig, Arnold and Breisinger, bonuses paid partially or entirely in shares of Capital Stock or in Stock Credits as elected by the individual under the Corporation's Management Performance Bonus Plan. Under the Management Performance Bonus Plan, any portion of a bonus paid in shares of Capital Stock or in Stock Credits was increased by 25% of that value.

(3) Unless otherwise indicated, represents options to purchase shares of the Corporation's Capital Stock.

(4) Mr. Mahanes was granted a restricted stock award for 30,000 shares on April 26, 1999 under the Kennametal Inc. 1999 Stock Plan. The award vests over three years in equal amounts. Dividends will be paid on the shares subject to the award.

(5) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until he reaches age
    65. For Mr. McGeehan, Mr. Orwig and Mr. Arnold, this figure also includes amounts paid for Medicare tax and income tax gross-up on supplemental pension benefit accrual.

(6) This figure includes amounts contributed by the Corporation under its Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. The Corporation contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution that does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in a fixed income fund, various equity funds (including the Corporation's Capital Stock) and balanced funds (consisting of both equity and fixed-income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, as amended (the "Code"), which permit elective employee contributions on a pre-tax basis.

(7) Represents options to purchase shares of the Class A Common Stock of JLK Direct Distribution Inc. ("JLK Common Stock").

(8) Mr. McGeehan retired from employment effective July 1, 1999.

(9) Mr. Orwig became President of JLK Direct Distribution Inc. and ceased to serve as Vice President and Chief Financial and Administrative Officer of the Corporation on September 17, 1998. In connection with Mr. Orwig's new position, Mr. Orwig received a loan, for relocation purposes, in the amount of $175,000 which was interest-free until September 10, 1999. The entire amount of the loan was outstanding as of September 12, 1999.

EMPLOYMENT AGREEMENTS

     The Corporation has similar agreements with four (4) of the Named Executive Officers and three (3) other executive officers whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, they will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change in control) and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation.

     In the event of termination of his employment by the officer's employer prior to a change in control, each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination by the officer prior to a change in control, or without good reason following a change in control, no severance payments will be made. In general, in the event of termination of employment after a change in control by the officer for good reason or by the employer other than for cause or disability, each officer would receive as severance pay 2.8 times the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) the average of any bonuses which he was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, at the officer's election, the average of any bonuses which the officer was entitled to or paid for the three fiscal years preceding the fiscal year in which the change in control occurred. In addition, for a three-year period the officer would receive the same medical and group insurance benefits that he received at the date of termination. The officer would also receive three years of additional credit for purposes of computing benefits under the Corporation's retirement and supplemental retirement plans.

     The Corporation also has entered into an agreement with Markos I. Tambakeras dated as of May 4, 1999 pursuant to which Mr. Tambakeras serves as President and Chief Executive Officer of the Corporation, effective July 1, 1999. Mr. Tambakeras receives a minimum annual base salary of $550,000 and is eligible to receive future bonuses of not less than $300,000 under the Corporation's bonus plans then in effect. The agreement is for a three-year term. Pursuant to the agreement, Mr. Tambakeras received a $300,000 sign-on bonus (which, at Mr. Tambakeras' request, was paid in shares of Capital Stock pursuant to the terms of the Performance Bonus Plan of 1995), an option to purchase 150,000 shares of Capital Stock at $26.00 per share vesting over a three-year period, a restricted stock grant covering 83,000 shares of Capital Stock vesting over 24 months and certain supplemental retirement benefits. In addition, Mr. Tambakeras received, on May 4, 1999, an option to purchase 35,000 shares of Capital Stock at $38 per share.

     The agreement with Mr. Tambakeras provides that if, during the term of the agreement and prior to a change-in-control, Mr. Tambakeras is terminated without cause, or if he terminates the agreement due to the Corporation's breach, he will be entitled to a lump sum payment equal to the greater of the base salary and bonuses that he would have earned during the term or two times his highest base salary plus targeted bonus for the year of termination. In addition, the options and restricted stock awards discussed above would vest. If his employment is terminated after the term by the Corporation prior to a change-in-control and other than for cause, Mr. Tambakeras would receive a lump-sum payment equal to two years' annual base salary at the rate then in effect plus targeted bonus for the year of termination.

     In the event that, at or after a change-in-control and prior to the third anniversary of the date of the change-in-control, Mr. Tambakeras' employment is terminated by him for good reason or by the Corporation other than for cause, or if Mr. Tambakeras terminates his employment during the thirty (30) day period commencing twelve months after the change-in-control, then Mr. Tambakeras would receive a lump sum payment equal to three times his base salary and targeted bonus for the year of termination. Severance payments upon change-in-control would be grossed-up for the excise tax during the three-year term. After the term, payments due on change-in-control would be reduced to avoid implicating the excise tax.

STOCK OPTIONS

     The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,650,000 shares (gross) and 1,109,255 shares (net) of the Corporation's Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the "1996 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,500,000 shares of the Corporation's Capital Stock. The Kennametal Inc. 1999 Stock Plan provides for the granting of nonstatutory stock options and share awards covering 600,000 shares. Although options are still outstanding under the Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan"), no further grants of options may be made under that plan.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair-market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan and the 1996 Plan, at not less than 75% of the fair-market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Committee administering the plan, by delivering shares of the Corporation's Capital Stock or a combination of shares and cash having an aggregate fair-market value equal to the purchase price.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------
                             NUMBER OF
                            SECURITIES      % OF TOTAL
                            UNDERLYING       OPTIONS      EXERCISE OR                 GRANT DATE
                              OPTIONS       GRANTED IN    BASE PRICE    EXPIRATION      PRESENT
NAME                       GRANTED(1)(#)   FISCAL YEAR     ($/SHARE)       DATE       VALUE(3)($)
----                       -------------   -----------     ---------       ----       -----------
Robert L. McGeehan.......     60,000(4)         5.3         31.6875      7/29/2008(2)    439,446
H. Patrick Mahanes, Jr...     75,000(4)         6.7           21.75      4/25/2009       377,040
                              25,000(4)         2.2         31.6875      7/29/2008       183,103
Richard J. Orwig.........     50,000(4)         4.4         20.8125     10/29/2008       240,525
                              25,000(4)         2.2         31.6875      7/29/2008       183,103
                              50,000(5)        34.7        11.53125     10/29/2008       240,180
David B. Arnold..........     15,000(4)         1.3         31.6875      7/29/2008       109,862
James R. Breisinger......     10,000(4)         0.9         31.6875      7/29/2008        73,241

---------------
(1) Options with respect to the Corporation's Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. These options vest in three equal, annual amounts on the first three anniversaries of the date of grant.

(2) Although such option was originally granted with a 10 year term, such option now expires on June 30, 2002 due to Mr. McGeehan's retirement from the Corporation.

(3) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation's Capital Stock include the following: a risk-free interest rate of 5.10% (the rate applicable to a five-year treasury security at the time of the awards); a dividend yield of 2.61% (the annualized yield at the date of grant); volatility of 24.36% (calculated using daily stock returns for the Capital Stock for the five-year period preceding the option award); and a stock price at date of grant of $31.6875, $20.8125 and $21.75 for grants with expiration dates of July 29, 2008, October 29, 2008 and April 25, 2009, respectively (each of the exercise prices at which these options were granted was equal to the fair market value of the Capital Stock on the date of grant). The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $7.3241, $4.8105 and $5.0272 per share for grants with expiration dates of July 29, 2008, October 29, 2008 and April 25, 2009, respectively. The assumptions used in calculating the option value with respect to the JLK Common Stock include the following: a risk-free interest rate of 4.37% (the rate applicable to a five-year treasury security at the time of the award); no dividend yield (JLK has not previously and does not presently intend to pay cash dividends to the holders of its common stock); volatility of 40.0% (calculated using daily stock returns for the JLK Common Stock for the twelve-month period preceding the option award); and a stock price at date of grant of $11.53125 (the exercise price at which this option was granted was equal to the fair market value of the JLK Common Stock on date of grant). The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $4.8036 per share. The ultimate values of the options will depend on the future market price of the stock of the Corporation or JLK, as the case may be, which cannot be forecast with reasonable accuracy. The actual value if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the relevant stock over the exercise price on the date the option is exercised. No adjustments were made for forfeitures or vesting restrictions on exercise.

(4) Represents options to purchase shares of the Corporation's Capital Stock.

(5) Represents options to purchase shares of JLK Common Stock.

     The following table sets forth information concerning options to purchase the Corporation's Capital Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                                 NUMBER OF
                                                                SECURITIES           VALUE OF
                                                                UNDERLYING          UNEXERCISED
                                                                UNEXERCISED        IN-THE-MONEY
                                                             OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                               YEAR END (#)        YEAR END ($)
                            SHARES ACQUIRED      VALUE         EXERCISABLE/        EXERCISABLE/
NAME                        ON EXERCISE (#)   REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
----                        ---------------   ------------     -------------       -------------
Robert L. McGeehan(1).....           0               --       297,308/55,448     1,488,941/217,238
                                     0               --             15,000/0(2)               0/--
H. Patrick Mahanes, Jr....      14,000           61,631        86,734/91,666       107,813/693,750
Richard J. Orwig(1).......      14,000           53,813        88,727/66,666       132,769/509,375
                                     0               --             0/50,000(2)               --/0
David B. Arnold...........       9,000           33,750        56,056/10,000              50,350/0
James R. Breisinger(1)....           0               --         26,884/6,666              31,688/0
                                     0               --              5,000/0(2)               0/--

---------------

(1) Unless otherwise indicated, represents options to purchase the Corporation's Capital Stock.

(2) Represents options to purchase shares of JLK Common Stock.

RETIREMENT BENEFITS

     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan and the Supplemental Executive Retirement Plan under various assumptions as to salary, bonus and years of service to employees in higher salary classifications. The amounts shown have not been adjusted for Social Security offset.

                               PENSION PLAN TABLE

 ANNUALIZED    ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED SERVICE INDICATED
  COVERED      ------------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
------------        --             --             --             --             --
 $  100,000      $ 45,000       $ 50,000       $ 55,000       $ 60,000       $ 65,000
    200,000        90,000        100,000        110,000        120,000        130,000
    400,000       180,000        200,000        220,000        240,000        260,000
    600,000       270,000        300,000        330,000        360,000        390,000
    800,000       360,000        400,000        440,000        480,000        520,000
  1,000,000       450,000        500,000        550,000        600,000        650,000
  1,200,000       540,000        600,000        660,000        720,000        780,000

     As of June 30, 1999, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Robert L. McGeehan, 26 years; H. Patrick Mahanes, Jr., 14 years; Richard J. Orwig, 15 years; David B. Arnold, 20 years and James R. Breisinger, 20 years.

     Annualized Covered Compensation (which is the latest base salary plus the average annual bonus over the past three years as shown in the Summary Compensation Table) as of June 30, 1999, for purposes of the retirement benefits under the Retirement Income Plan and supplemental benefits for the Named Executive

Officers, is as follows: Robert L. McGeehan, $865,000; H. Patrick Mahanes, Jr., $425,000; Richard J. Orwig, $421,700; David B. Arnold, $295,000 and James R. Breisinger, $253,000.

                        REPORT OF THE BOARD OF DIRECTORS
                      COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of the shareowners and other potential investors.

     - To provide incentives for working toward increasing the market value of the Corporation's stock and to increase shareowner value through value management.

     - To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

     - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

     - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, (3) basic compensation, and (4) executive ownership goals.

     - The primary vehicles for providing long-term incentives are the Corporation's stock option plans. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of shareowners and executives are tied together by the market value of the stock.

     - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

       -- The Management Performance Bonus Plan for executives and managers is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies and shareowner value creation. The Management Performance Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

       -- The annual Base Salary Merit Increase Review for executives and managers provides rewards for more qualitative achievements in innovation, quality, service to the customer and leadership. Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys.

     - Basic compensation, for executives, is intended to be competitive in the employment market and is designed to attract, retain and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed-benefit plans, minor executive perquisites and the Supplemental Executive Retirement Plan.

     - In 1995, executive stock ownership goals were established by the Chief Executive Officer, ratified by the Board of Directors Committee on Executive Compensation and presented to the Board of Directors. The ownership goals are voluntary but very much encouraged.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     - Mr. Robert L. McGeehan served as Chief Executive Officer until the end of fiscal 1999. Mr. McGeehan received a stock option grant of 60,000 shares on July 30, 1998. The option price was the average of the high and low market prices on the date of the award. On July 27, 1998, the option award was approved by the Board of Directors.

     - Under the plan design of the Management Performance Bonus Plan for fiscal 1999, a bonus pool was calculated by management and approved by the Board of Directors. Based on specific personal achievements, the Committee recommended a bonus award of $150,000 for Mr. McGeehan. On July 26, 1999, Mr. McGeehan's bonus award was approved by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

     - Stock options were awarded to certain executive officers and others on July 30, 1998 for the purpose of providing an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by Mr. McGeehan, were approved by the Board of Directors Committee on Executive Compensation on July 26, 1998.

     - Individual executive officer bonus awards were determined by individual performance as recommended by Mr. McGeehan, and were approved by the Board of Directors Committee on Executive Compensation on July 15, 1999.

                                            Committee on Executive Compensation:

                                            Richard C. Alberding, Chairman
                                            Peter B. Bartlett
                                            Aloysius T. McLaughlin, Jr.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares cumulative total shareowner return on the Corporation's Capital Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor's Mid-Cap 400 Market Index (the "S&P Mid-Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from July 1, 1994 to June 30, 1999. The Peer Group consists of the following companies: Sames Corporation; Brown & Sharpe Manufacturing Co.; Milacron Inc.; Federal Screw Works Inc.; Federal-Mogul Corp.; Gleason Corp.; Kaydon Corp.; Monarch Machine Tool Company Inc.; Newcor Inc.; Regal-Beloit Corp.; Snap-On Incorporated; SPS Technologies, Inc.; The L. S. Starrett Company; and Timken Co.

                                                       PEER GROUP                  S&P MID-CAP               KENNAMETAL INC.
                                                       ----------                  -----------               ---------------
'1994'                                                   100.00                      100.00                      100.00
'1995'                                                   113.97                      122.34                      143.25
'1996'                                                   129.24                      148.75                      143.66
'1997'                                                   180.86                      183.45                      184.96
'1998'                                                   209.06                      233.26                      182.04
'1999'                                                   168.34                      262.58                      139.06

     The above graph assumes a $100 investment on July 1, 1994, in each of Kennametal Inc. Capital Stock, the S & P Mid-Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available as of June 30, 1999.

                                                                 PERCENT OF
                                            NUMBER OF            OUTSTANDING
NAME AND ADDRESS                             SHARES            CAPITAL STOCK(1)
----------------                            ---------          ----------------
Key Trust Company, National Assoc.         2,815,302(2)              9.3
4900 Tiedeman Rd.
Brooklyn, OH 44144-2302

PRIMECAP Management Company                1,711,200(3)              5.7
225 South Lake Ave. #400
Pasadena, CA 91101-3005

Fidelity Management and Resource Corp.     2,476,632(4)              8.2
82 Devonshire Street
Boston, MA 02109-6995

---------------
(1) Based on the number of shares outstanding as of September 7, 1999.

(2) Key Trust has sole dispositive power over 2,746,302 shares and shared dispositive power over 1,500 shares.

(3) PRIMECAP has sole voting power over all shares.

(4) Fidelity has sole dispositive power over 196,800 shares.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the shareowners, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 2000. The affirmative vote of the owners of at least a majority of the shares cast at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS.

              APPROVAL OF STOCK OPTION AND INCENTIVE PLAN OF 1999

     In July 1999, the Board of Directors adopted, subject to shareowner approval at the 1999 Annual Meeting, the new Kennametal Inc. Stock Option and Incentive Plan of 1999 (the "1999 Plan"). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE 1999 PLAN BE APPROVED BY THE SHAREOWNERS.

     The 1992 Plan currently provides for the granting to officers and key employees of options to purchase and awards of shares of Capital Stock. The 1996 Plan currently provides for the granting to directors, officers and employees of options to purchase and awards of shares of Capital Stock. The Kennametal Inc. 1999 Stock Plan (the "1999 Stock Plan") currently provides for the granting to the directors, officers and key employees, including prospective directors, officers and key employees of options to purchase and awards of shares of Capital Stock. See "Compensation of Executive Officers -- Stock Options." The term for granting options and/or awards under plans adopted prior to the 1992 Plan has expired. As of July 6, 1999, only 219,650 shares of Capital Stock remain available for grant under the 1992 Plan, the 1996 Plan and the 1999 Stock Plan.

     In the judgment of the Board of Directors, it is important that the Corporation be in a position to continue to grant stock-based compensation to current and prospective officers and employees who are responsible for the Corporation's continued growth, development and future financial success, in order to secure to the Corporation the advantages of incentive and the sense of proprietorship inherent in stock ownership, to reward prior performance and to assist in the Corporation's efforts to recruit, retain and motivate high-quality employees. Furthermore, the Board believes that it is important to have the ability to grant stock-based compensation to non-employee directors and prospective directors in order to recruit and retain highly qualified directors and to further align their interests with those of shareowners.

GENERAL

     The following description is intended to summarize certain provisions of the new 1999 Plan if adopted as proposed. The full text of the 1999 Plan is set forth in Exhibit A hereto and the following description is qualified in its entirety by reference to Exhibit A.

     Administration. The 1999 Plan is to be administered by the full Board of Directors or by a committee of the Board (the "Plan Administrator") constituted to permit transactions under the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934. Subject to the terms of the 1999 Plan, the Plan Administrator will select from eligible persons those to whom options will be granted and/or shares awarded. The Plan Administrator will determine the type of option, the number of shares to be included in each option, the option price and the period in which each option may be exercised. The Plan Administrator also will determine the number of shares to be awarded pursuant to the Plan and the terms and conditions which must be met in order for such shares to vest.

     Eligibility. Options and shares may be granted under the 1999 Plan to directors, officers and employees of the Corporation and its subsidiaries, including prospective directors, officers and employees, who, in the opinion of the Plan Administrator, are mainly responsible for the continued growth and development and future financial success of the business of the Corporation. There currently are approximately 150 directors, officers and employees of the Corporation who may be eligible generally under the 1999 Plan, including officers named in the table shown under "Compensation of Executive Officers" in this Proxy Statement, although other employees may receive options or shares under the 1999 Plan to reward superior performance. No determination has been made as to the individuals to whom options may be granted, shares may be awarded, or the amount of options or shares that may be granted to any such individual under the 1999 Plan.

     Shares Available for Issuance. The 1999 Plan provides for the issuance of 2,500,000 shares of Capital Stock, although the maximum number of shares of Capital Stock that can take the form of share awards is 750,000. The number of shares available under the 1999 Plan is subject to adjustment to prevent dilution or enlargement of rights. The shares may be either authorized and unissued shares or shares held in treasury by the Corporation. Shares covered by options granted under the 1999 Plan that terminate or expire without being exercised and, in certain cases, shares that are awarded pursuant to the 1999 Plan but that are forfeited will remain available for the future granting of options and share awards under the 1999 Plan. No options or share awards can be granted under the 1999 Plan after October 25, 2009.

     Stock Options. The 1999 Plan provides for the Plan Administrator, in its discretion, to grant options either in the form of incentive stock options ("Incentive Stock Options") qualified as such under the Code or other options ("Nonstatutory Stock Options"). See "Federal Income Tax Consequences" below for a summary of the differing tax consequences of Incentive Stock Options and Nonstatutory Stock Options. The aggregate fair-market value of the shares with respect to which Incentive Stock Options are first exercisable by the optionee in any calendar year may not exceed the limitations, if any, imposed by Section 422(d) of the Code. Options designated as Incentive Stock Options in excess of such limitation automatically are reclassified as Nonstatutory Stock Options, as described in the 1999 Plan.

     The price at which each share covered by an option granted under the 1999 Plan may be purchased will be determined in each case by the Plan Administrator, but may not be less than the fair market value at the time the option is granted. Fair-market value is defined to be the mean between the highest and lowest sales prices for the Capital Stock of the Corporation as reported on the New York Stock Exchange -- Composite Transactions reporting system for the day immediately preceding the date in question or, if no sales were made on that date, on the next preceding date on which sales were made. On September 7, 1999, such fair-market value for the Corporation's Capital Stock was $25.9375 per share.

     An option may be exercised in whole at any time or in part from time to time within such period as may be determined by the Plan Administrator, provided that the option period may not exceed ten years from the granting of the option. If the optionee is terminated for cause or shall cease to be employed by reason of such optionee's voluntary termination, the option shall terminate. If the optionee ceases to be employed by the Corporation or any of its subsidiaries by reason of a termination other than for cause, the option may be exercised only within three months after the termination of employment and within the option period. If the optionee shall cease to be employed due to disability, death or retirement, the option may be exercised only within two years after termination of employment and within the option period. If the optionee is a non-employee director of the Corporation or any of its subsidiaries and the optionee ceases to serve the Corporation, the option may be exercised within one year after the cessation of service and within the option period or, if such cessation was due to death or disability, within two years after cessation of service and within the option period, unless cessation was the result of removal for cause, in which case the option shall terminate. In the discretion of the Plan Administrator, the option period in each case may be extended for up to three years from the date of termination regardless of the original option period. If the optionee dies, the option may only be exercised by the optionee's personal representatives or persons entitled thereto under the optionee's will or the laws of the descent and distribution within two years after such optionee's death.

     In the event that the optionee ceases to be employed by the Corporation, or to serve as a director of the Corporation, as a result of such optionee's death or disability, all options held by the optionee shall automatically vest and become exercisable in full as of the date that the optionee's employment or services cease. In the event that an optionee ceases to be employed by the Corporation or any of its subsidiaries, or to serve as director of the Corporation, as the case may be, as a result of such optionee's retirement, all options held by the optionee which are not vested on the date of retirement shall continue to vest and become exercisable in accordance with their original vesting schedule during the two-year period following such optionee's retirement. In the event of death or disability during the two-year period following retirement or in the event of a Change of Control, all options held by the optionee shall automatically vest and become exercisable in full.

     The option price of each share purchased pursuant to an option shall be paid in full at the time of each exercise of the option (i) in cash, (ii) through a cashless exercise procedure in which a broker sells sufficient shares to deliver the exercise price to the Corporation, (iii) by delivering shares of Capital Stock (held by the participant for at least six (6) months) having an aggregate fair-market value equal to the option price of the shares being purchased, or, (iv) through any combination of the foregoing.

     The Plan Administrator, in its discretion, may grant rights authorizing the automatic issuance, upon exercise of an option granted under the Corporation's other stock option plans using previously owned shares, of additional stock options under the 1999 Plan with an exercise price equal to the fair-market value on the date of exercise and for up to the number of shares delivered in payment of the exercise price of the option. Such additional stock options must have the same option period as the original option.

     In consideration for the granting of each option, the optionee shall agree to remain in the employment of the Corporation or a subsidiary for at least one year from the date of the granting of the option or until the first day of the month coinciding with or next following the optionee's sixty-fifth birthday, whichever may be earlier. The optionee, however, is not entitled to continued employment by the Corporation or its subsidiaries.

     Share Awards. The Plan Administrator may from time to time award shares to participants pursuant to share award agreements which may contain such terms and conditions as the Plan Administrator shall determine. The aggregate maximum number of shares of Capital Stock that may take the form of share awards is 750,000. The Plan Administrator may establish such vesting period, schedule and criteria as it deems appropriate for each share award, such as vesting in installments upon the achievement by the Corporation or grantee of specified performance goals; provided, however, that any single award of shares to a participant in an amount greater than 100 shares shall vest only upon the satisfaction of specified performance goals. If the grantee or the Corporation, as the case may be, fails to achieve the designated goals or the grantee ceases to be employed by the Corporation for any reason prior to the expiration of the vesting period, the grantee will forfeit all non-vested shares.

     Allotment of Shares. Not more than 750,000 shares subject to the 1999 Plan may be optioned to any one individual subject to certain adjustments.

     Change in Control. The 1999 Plan provides that in the event of a Change in Control of the Corporation (as defined in the 1999 Plan), (a) all options that become exercisable in installments shall become immediately exercisable in full,
(b) an optionee who ceases to be employed by the Corporation or a subsidiary within one year following the change in control may in all events exercise his or her options for a period of three months after the termination of employment and within the option period, and (c) all awards of shares which have not previously vested shall become vested.

     Tax Withholding. When shares are issued under the 1999 Plan, or if an optionee makes a disqualifying disposition of shares acquired upon exercise of an Incentive Stock Option, the Corporation has the right to require the optionee to remit to the Corporation an amount sufficient to satisfy required income tax withholding. In the discretion of the Plan Administrator, the grantee may elect to satisfy this withholding obligation by delivering to the Corporation previously-owned shares provided that the previously-owned shares have been held for six months. All such elections will be subject to the approval of the Plan Administrator.

     Amendment or Discontinuance. The Board of Directors may alter, amend, suspend or discontinue the 1999 Plan, provided that no such action may deprive any person without such person's consent of any rights granted under the plan.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. The grantee of an Incentive Stock Option under the 1999 Plan will not be required to recognize the value of the option as income for federal income tax purposes at the time of award and the Corporation will not be entitled to deduct the value of the option. The exercise of an Incentive Stock Option is also not a taxable event although the difference between the option price and the fair-market value on the date of exercise is an item of tax preference for purposes of the alternative minimum tax. If stock acquired upon exercise of an Incentive Stock Option is held for two years from the date the option was granted and one year from the date the stock was transferred to the grantee (the "ISO Holding Period"), then the grantee will have a long-term capital gain or loss on the sale of such stock measured by the difference between the amount realized and the option price. If the ISO Holding Period is not met, upon disposition of such shares (a "disqualifying disposition"), the grantee will realize compensation taxable as ordinary income in an amount equal to the excess of the fair-market value of the shares at the time of exercise over the option price limited, however, to the gain on sale. Any additional gain would be taxable as long-term or short-term capital gain. If the Incentive Stock Option is exercised by delivery of previously-owned shares of Capital Stock in partial or full payment of the option price, no gain or loss will ordinarily be recognized by the grantee on the transfer of such previously-owned shares. However, if the previously-owned shares transferred were acquired through the exercise of an Incentive Stock Option, the grantee may realize ordinary income with respect to the shares used to exercise an Incentive Stock Option if such transferred shares have not been held for the ISO Holding Period. If the grantee recognizes ordinary income upon a disqualifying disposition, the Corporation will be entitled to a tax deduction in the same amount.

     The grantee of a Nonstatutory Stock Option under the 1999 Plan will not be required to recognize the value of the option as income for federal income tax purposes at the time of award and the Corporation will not be entitled to a deduction. Upon exercise of a Nonstatutory Stock Option, the grantee will realize compensation taxable as ordinary income in an amount measured by the excess, if any, of the fair-market value of the shares on the date of exercise over the option price. At this time, the Corporation will be entitled to a deduction in the same amount. Upon the sale of shares acquired on exercise of a Nonstatutory Stock Option, the grantee will realize capital gain (or loss) measured by the difference between the amount realized and the fair-market value of the shares on the date of exercise. If the exercise price of a Nonstatutory Stock Option is paid in whole or in part in shares of Capital Stock, the tax results to the grantee are (i) a tax-free exchange of previously owned shares for an equivalent number of new shares and (ii) the realization of ordinary income in an amount equal to the fair-market value on the date of exercise of any additional shares received in excess of the number exchanged.

     Share Awards. To the extent that the shares awarded are subject to vesting, the grantee of shares awarded under the 1999 Plan will normally not be required to recognize the value of the awards as income for federal income tax purposes at the time of the award. When any part of a share award vests, the grantee will realize compensation taxable as ordinary income in an amount equal to the fair-market value of the vested shares on the vesting date. The grantee may, however, make an election (the "Tax Election") within thirty days following the grant of the share award, to be taxed at the time of the award based on the fair-market value of the shares on that date. The Corporation will be entitled to a deduction in the same amount and at the same time that the grantee recognizes ordinary income. Upon the sale of the awarded shares, the grantee will realize capital gain (or loss) measured by the difference between the amount realized and the fair-market value of the shares on the date the award vested (or on the date of grant if the grantee made the Tax Election).

VOTE REQUIRED FOR ADOPTION OF THE 1999 PLAN

     The affirmative vote of owners of a majority of the shares present and voting at the meeting is required for approval of the 1999 Plan, provided that a majority of outstanding shares votes on the matter. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1999 PLAN.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO SHAREOWNERS AFTER SEPTEMBER 30, 1999. A SHAREOWNER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, KENNAMETAL INC., 1600 TECHNOLOGY WAY, P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, the enclosed form of proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with their best judgment.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the owners of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson Shareholder Communications Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $25,000.

SHAREOWNER PROPOSALS AND NOMINATING PROCEDURES

     Shareowners who intend to submit a proposal for inclusion in the Corporation's 2000 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation to be held in October 2000, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 21, 2000. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices no earlier than May 1, 2000 and prior to July 1, 2000, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2000 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 2000 and prior to July 1, 2000. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

                                   EXHIBIT A

                                KENNAMETAL INC.
                    STOCK OPTION AND INCENTIVE PLAN OF 1999

     SECTION 1. ESTABLISHMENT. There is hereby established the Kennametal Inc. Stock Option and Incentive Plan of 1999 (hereinafter called the "Plan") pursuant to which directors, officers and employees of Kennametal Inc. (hereinafter called the "Company") and its subsidiaries, including prospective directors, officers and employees, who are or will be mainly responsible for its continued growth and development and future financial success may be granted options to purchase shares of Capital Stock of the Company (as defined in Section 5 below) and/or may receive awards of shares of Capital Stock in order to secure to the Company the advantage of the incentive and sense of proprietorship inherent in stock ownership by such persons, to reward such persons for services previously performed and/or as an added inducement to continue to provide service to the Company.

     SECTION 2. DURATION. Options and share awards under this Plan may be granted only within the ten-year period beginning on the date on which the Plan is adopted by the shareowners. Any options or share awards outstanding after the expiration of such ten-year period may be exercised within the periods prescribed by Section 7.

     SECTION 3. ADMINISTRATION. The Plan shall be administered by the full Board of Directors or a committee constituted so as to permit transactions under the Plan to comply with Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Plan Administrator"). Subject to the provisions of the Plan, the Plan Administrator is authorized to adopt such rules and regulations and to take such action in the administration of the Plan as it shall deem proper.

     SECTION 4. ELIGIBILITY. Directors, officers and employees of the Company and its subsidiaries, including prospective directors, officers and employees, who, in the opinion of the Plan Administrator, are or will be mainly responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan. The Plan Administrator shall, in its sole discretion, from time to time, select from such eligible persons those to whom options shall be granted or shares awarded and determine the number of shares to be included in such option or award; provided, however, that no option may be granted in substitution for an outstanding option except as provided in Section 11(d); and provided, further, that the Plan Administrator may not reduce the option price of an outstanding option, whether through amendment, cancellation or replacement of such option, unless such reduction is approved by the shareowners of the Company. No participant shall have any right to receive an option or share award, except as the Plan Administrator in its discretion shall determine. The term "subsidiary," where used in the Plan or in any stock option agreement entered into under the Plan, means a "subsidiary corporation" as defined in Section 425 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code").

     SECTION 5. SHARES SUBJECT TO THE PLAN. The total number of shares of stock which may be issued pursuant to the Plan shall be 2,500,000 shares of capital stock, par value $1.25 per share, of the Company (the "Capital Stock") provided, however, that: (i) the number of shares of Capital Stock to be issued pursuant to the Plan is subject to adjustment as provided in Section 11; (ii) to the extent that options granted under the Plan shall expire or terminate without being exercised or shares awarded under the Plan shall be forfeited, such shares shall remain available for purposes of the Plan and (iii) shares delivered in payment of the option price in connection with the exercise of options or to pay tax withholding obligations shall be added back to the number of shares available for issuance pursuant to the Plan. Capital Stock to be issued under the Plan may be either authorized and unissued shares or shares held in treasury by the Company.

     SECTION 6. TYPES OF OPTIONS. Options granted pursuant to the Plan may be either options which are incentive stock options under Section 422 of the Code (hereinafter called "Incentive Stock Options") or other options (hereinafter called "Nonstatutory Stock Options"). Incentive Stock Options and Nonstatutory

Stock Options shall be granted separately hereunder. The Plan Administrator, in its discretion, shall determine whether and to what extent options granted under the Plan shall be Incentive Stock Options or Nonstatutory Stock Options. The provisions of the Plan and any stock option agreement pursuant to which Incentive Stock Options shall be issued shall be construed in a manner consistent with Section 422 of the Code and rules and regulations promulgated or proposed thereunder.

     SECTION 7. TERMS OF OPTIONS. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the person to whom such option is granted and shall be subject to the following terms and conditions:

          (a) Subject to adjustment as provided in Section 11 of this Plan, the price at which each share covered by an option may be purchased shall be determined in each case by the Plan Administrator; provided, however, that such price shall not be less than the fair market value thereof at the time the option is granted. If an optionee owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than ten percent (10%) of the combined voting power of all classes of the stock of the Company (or any parent or subsidiary corporation of the Company) and an option granted to such optionee is intended to qualify as an Incentive Stock Option, the option price shall be no less than 110% of the fair market value of the shares covered by the option on the date the option is granted.

          (b) The aggregate fair market value of shares of Capital Stock with respect to which Incentive Stock Options are first exercisable by the optionee in any calendar year (under all plans of the Company and its subsidiaries) shall not exceed the limitations, if any, imposed by Section 422(d) of the Code (or any successor provision). If any option designated as an Incentive Stock Option, either alone or in conjunction with any other option or options, exceeds the foregoing limitation, the portion of such option in excess of such limitation shall automatically be reclassified (in whole share increments and without fractional share portions) as a Nonstatutory Stock Option, with later granted options being so reclassified first.

          (c) Except as otherwise provided in such optionee's stock option agreement, during the lifetime of the optionee the option may be exercised only by the optionee and the option shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution or, if in compliance with Rule 16b-3 (or any successor rule), pursuant to a domestic relations order. After the death of the optionee, the option may be transferred to the Company upon such terms and conditions, if any, as the Plan Administrator and the personal representative or other person entitled to the option may agree within the period, specified in this
     Section 7.

          (d) An option may be exercised in whole at any time, or in part from time to time, within such period or periods (not to exceed ten years from the granting of the option) as may be determined by the Plan Administrator and set forth in the stock option agreement (such period or periods being hereinafter referred to as the "option period"), provided that:

             (i) If the optionee who is an employee of the Company or any of its subsidiaries shall cease to be employed by the Company or any of its subsidiaries by reason of death, disability or retirement, the option may be exercised only within two years after termination of employment and within the option period, provided, however, that the Plan Administrator may in its sole discretion extend the option period of any option for up to three years from the date of termination of employment regardless of the original option period. For purposes of the Plan, retirement shall mean the termination of employment with the Company at a time when the participant in the Plan is eligible to receive immediately payable retirement benefits under the Company's then existing retirement plan or under any other retirement plan that is maintained by a Company subsidiary;

             (ii) If the optionee who is an employee of the Company or any of its subsidiaries shall cease to be employed by the Company or any of its subsidiaries by reason of such optionee's voluntary termination of employment or by reason of the Company or any of its subsidiaries, termination of the optionee for cause, the option shall forthwith terminate and the optionee shall not be permitted to exercise the option following the optionee's termination of employment; provided, however, that the Plan Administrator may in its sole discretion extend the option period of any option for up to three years from the date of termination of employment regardless of the original option period;

             (iii) If the optionee who is an employee of the Company or any of its subsidiaries shall cease to be employed by the Company or any of its subsidiaries by reason of a termination of the optionee other than for cause, the option may be exercised only within the three months after the termination of employment and within the option period; provided, however, that the Plan Administrator may in its sole discretion extend the option period of any option for up to three years from the date of termination of employment regardless of the original option period;

             (iv) If the optionee who is a non-employee director of the Company or any of its subsidiaries shall cease to serve as a director of the Company or any of its subsidiaries, the option may be exercised only within one year after the cessation of service and within the option period or, if such cessation was due to death or disability, within two years after cessation of service and within the option period, unless such cessation of service as a director was the result of removal for cause, in which case the option shall forthwith terminate; provided, however, that the Plan Administrator may in its sole discretion extend the option period of any option for up to three years from the date of cessation of service regardless of the original option period;

             (v) If the optionee shall die, the option may be exercised by the optionee's personal representative or persons entitled thereto under the optionee's will or the laws of descent and distribution;

             (vi) Except as provided in Section 7(d)(ix), the option may not be exercised for more shares (subject to adjustment as provided in Section
        11) after the termination of the optionee's employment, cessation of service as a director or the optionee's death (as the case may be) than the optionee was entitled to purchase thereunder at the time of the termination of the optionee's employment, cessation of service as a director or the optionee's death;

             (vii) If an optionee owns (or is deemed to own under applicable provisions of the Code and rules and regulations promulgated thereunder) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company) and an option granted to such optionee is intended to qualify as an Incentive Stock Option, the option by its terms may not be exercisable after the expiration of five years from the date such option is granted;

             (viii) In the event that an optionee ceases to be employed by the Company or any of its subsidiaries or to serve as a director of the Company, as the case may be, as a result of such optionee's death or disability, all options held by the optionee shall automatically vest and become exercisable in full as of the date that the optionee's employment with the Company or any of its subsidiaries or service as a director of the Company ceased; and

             (ix) In the event that an optionee ceases to be employed by the Company or any of its subsidiaries or to serve as a director of the Company, as the case may be, as a result of such optionee's retirement, all options held by the optionee which are not vested on the date of retirement shall continue to vest and become exercisable in accordance with their original vesting schedule during the two year period following such optionee's retirement. Any options which remain unvested following the second anniversary of such optionee's retirement shall forthwith terminate on such date. In the event of the death or disability of such optionee during the two year period following retirement or the occurrence of a Change of Control (as hereinafter defined)
          during such period, all options held by the optionee shall automatically vest and become exercisable in full.

          (e) The option price of each share purchased pursuant to an option shall be paid in full at the time of each exercise (the "Payment Date") of the option (i) in cash; (ii) by delivering to the Company a notice of exercise with an irrevocable direction to a registered broker-dealer under the Securities Exchange Act of 1934, as amended, to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay the exercise price; (iii) through the delivery to the Company of previously-owned shares of Capital Stock having an aggregate fair market value equal to the option price of the shares being purchased pursuant to the exercise of the option; provided, however, that shares of Capital Stock delivered in payment of the option price must have been held by the participant for at least six (6) months in order to be utilized to pay the option price; or (iv) through any combination of the payment procedures set forth in subsections (i)-(iii) of this Section 7(e).

          (f) The Plan Administrator, in its discretion, may authorize "stock retention options" which provide, upon the exercise of an option granted under this Plan, the Stock Option Plan of 1982, the Stock Option and Incentive Plan of 1988, the Stock Option and Incentive Plan of 1992, the Stock Option and Incentive Plan of 1996 or the 1999 Stock Plan (a "prior option") using previously-owned shares, for the automatic issuance of a new option under this Plan with an exercise price equal to the current fair market value and for up to the number of shares equal to the number of previously-owned shares delivered in payment of the exercise price of the prior option.

          (g) In consideration for the granting of each option, the optionee shall agree to remain in the employment of the Company or one of its subsidiaries, at the pleasure of the Company or such subsidiary, for at least one year from the date of the granting of such option or until the first day of the month coinciding with or next following the optionee's sixty-fifth birthday, whichever may be earlier. Nothing contained in the Plan nor in any stock option agreement shall confer upon any optionee any right with respect to the continuance of employment by the Company or any of its subsidiaries nor interfere in any way with the right of the Company or any subsidiary to terminate his or her employment or change his or her compensation at any time.

          (h) The Plan Administrator may include such other terms and conditions not inconsistent with the foregoing as the Plan Administrator shall approve. Without limiting the generality of the foregoing sentence, the Plan Administrator shall be authorized to determine that options shall be exercisable in one or more installments during the term of the option and the right to exercise may be cumulative as determined by the Plan Administrator.

     SECTION 8. SHARE AWARDS.

          (a) The Plan Administrator may, from time to time, subject to the provisions of the Plan, award shares to participants; provided, however, that the maximum number of shares of Capital Stock that may take the form of share awards is 750,000.

          (b) The award of shares shall be evidenced by a share award agreement executed by the Company and the grantee setting forth the number of shares of Capital Stock awarded, the vesting period, the vesting schedule or criteria and such other terms and conditions as the Plan Administrator may determine.

          (c) The grantee of a share award shall receive shares of Capital Stock without payment to the Company immediately upon grant; provided, however, that the grantee's ownership of such shares shall be subject to the following terms and conditions:

             (i) Any single award of shares to a participant in an amount greater than 100 shares shall vest in installments upon achievement by the Company or grantee of specified performance goals as determined by the Plan Administrator and as provided in the share award agreement;

             (ii) If the grantee or the Company, as the case may be, fails to achieve the designated goals or the grantee ceases to be employed by the Company for any reason other than death, permanent disability or retirement prior to the expiration of any vesting period, the grantee shall forfeit all shares so awarded which have not then vested;

             (iii) A grantee who has received a share award pursuant to the Plan shall have all rights of a shareowner in such Capital Stock, including but not limited to the right to vote and receive dividends with respect thereto; provided, however, that shares awarded pursuant to the Plan which have not vested may not be sold or otherwise transferred by the grantee and stock certificates representing such shares may bear a restrictive legend to that effect; and

             (iv) In the event that a grantee ceases to be an employee of the Company or any of its subsidiaries as a result of such grantee's death, disability or retirement, all outstanding share awards held by such grantee shall automatically vest as of the date that such grantee's employment with the Company or any of its subsidiaries ceased.

     SECTION 9. LIMITATION ON OPTIONS. The aggregate number of shares covered by any options or awards to one person shall not exceed 750,000 subject to adjustment as provided in Section 11 hereof.

     SECTION 10. TAX WITHHOLDING.

          (a) Whenever shares are to be issued under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares; provided, however, that in the case of a grantee who receives an award of shares under the Plan which is not fully vested, the grantee shall remit such amount on the first business day following the Tax Date. The "Tax Date" for purposes of this Section 10 shall be the date on which the amount of tax to be withheld is determined. If an optionee makes a disposition of shares acquired upon the exercise of an Incentive Stock Option within either two years after the option was granted or one year after the receipt of stock by the optionee, the optionee shall promptly notify the Company and the Company shall have the right to require the optionee to pay to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements.

          (b) A grantee who is obligated to pay the Company an amount required to be withheld under applicable tax withholding requirements may pay such amount (i) in cash; (ii) in the discretion of the Plan Administrator, through the delivery to the Company of previously-owned shares of Capital Stock having an aggregate fair market value on the Tax Date equal to the tax obligation provided that the previously-owned shares delivered in satisfaction of the withholding obligations must have been held by the participant for at least six (6) months; or (iii) in the discretion of the Plan Administrator, through a combination of the procedures set forth in subsections (i) an (ii) of this Section 10(b).

     SECTION 11. ADJUSTMENT OF NUMBER AND PRICE OF SHARES.

          (a) In the event that a dividend shall be declared upon the Capital Stock of the Company payable in shares of said stock, the number of shares of Capital Stock covered by each outstanding option and the number of shares which may be issued pursuant to the Plan but are not yet covered by outstanding options shall be adjusted by adding thereto the number of shares of Capital Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareowners entitled to receive such stock dividend.

          (b) In the event that the outstanding shares of Capital Stock of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for the shares of Capital Stock covered by each outstanding option, and the shares which may be issued pursuant to the Plan but are not yet covered by outstanding options, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares had been outstanding on the date fixed for determining the shareowners entitled to receive such changed or substituted stock or other securities.

          (c) In the event there shall be any change, other than specified in this Section 11, in the number or kind of outstanding shares of Capital Stock of the Company or of any stock or other securities into which such Capital Stock shall be changed or for which it shall have been exchanged, then, if the Board of Directors shall determine, in its discretion, that such change equitably requires an adjustment in the number or kind of shares covered by outstanding options and the shares which may be issued pursuant to the Plan but are not yet covered by outstanding options, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan and on each outstanding stock option agreement.

          (d) In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall authorize the issuance or assumption of a stock option or stock options in a transaction to which
     Section 424(a) of the Code applies, then, notwithstanding any other provision of the Plan, the Plan Administrator may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of Code Section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

          (e) No adjustment or substitution provided for in this Section 11 shall require the Company to issue or to sell a fractional share under any stock option agreement or share award agreement and the total adjustment or substitution with respect to each stock option and share award agreement shall be limited accordingly.

          (f) In the case of any adjustment or substitution provided for in this
     Section 11, the option price per share in each stock option agreement shall be equitably adjusted by the Board of Directors to reflect the greater or lesser number of shares of stock or other securities into which the stock covered by the option may have been changed or which may have been substituted therefor.

          (g) In the event of a Business Combination (as defined below) under the terms of which owners of Capital Stock of the Company will receive upon consummation thereof a cash payment for each share of Capital Stock of the Company surrendered pursuant to such Business Combination (the "Cash Purchase Price"), the Board of Directors may provide that all outstanding options shall terminate upon consummation of the Business Combination and each optionee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (i) the Cash Purchase Price multiplied by the number of shares of Capital Stock of the Company subject to outstanding options held by such optionee exceeds (ii) the aggregate exercise price of such options.

     SECTION 12. FAIR MARKET VALUE. In any determination of fair market value hereunder, fair market value shall be deemed to be the mean between the highest and lowest sales prices for the Capital Stock of the Company as reported in the New York Stock Exchange -- Composite Transactions reporting system for the day immediately preceding the date in question, or if no sales were made on that date, on the next preceding date on which sales were made.

     SECTION 13. CHANGE IN CONTROL.

          (a) In the event of a Change in Control of the Company, as hereinafter defined, the following provisions shall apply to options and share awards previously awarded under the Plan, notwithstanding any provision herein or in any agreement to the contrary:

             (i) All options which provide for exercise in one or more installments shall become immediately exercisable in full prior to the change in control;

             (ii) If any optionee shall cease to be employed by the Company or any of its subsidiaries within one (1) year following a Change in Control, then the option may in all events be exercised for a period of three months after such termination of employment and within the option period; and

             (iii) All awards of shares under the Plan which have not previously vested shall become vested prior to the change in control.

          (b) The term "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to
     Item 6(e) of Schedule 14A promulgated under the Exchange Act as in effect on the date thereof or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:
     (i) the Company shall be merged or consolidated with another corporation or entity, other than a corporation or entity which is an "affiliate" of the Company (as such term is defined in Rule 144(a) promulgated under the Securities Act of 1933) (a "Business Combination"), or (ii) the Company shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, excluding affiliates of the Company, if any, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities coupled with or followed by the election as directors of the Company of persons who were not directors at the time of such acquisition if such person shall elect a majority of the Board of Directors of the Company.

     SECTION 14. TERMINATION OF EMPLOYMENT AND FORFEITURE. Notwithstanding any other provision of the Plan (other than provisions regarding Change in Control, which shall apply in all events), a participant shall have no right to exercise any option or vest in any share award if following the participant's termination of employment with the Company and, within a period of three years thereafter, the participant engages in any business or enters into any employment which the Board of Directors in its sole discretion determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company's financial interest (the occurrence of an event described above in this Section 14 shall be referred to herein as "Injurious Conduct"). Furthermore, notwithstanding any other provision of the Plan to the contrary, in the event that a participant receives or is entitled to the delivery or vesting of Capital Stock pursuant to an award during the 12 month period prior to the participant's termination of employment with the Company or during the 24 months following the participant's termination of employment, then the Board of Directors, in its sole discretion, may require the participant to return or forfeit the Capital Stock received with respect to such award (or its economic value as of (i) the date of the exercise of the options or (ii) the date of grant or payment with respect to stock awards as the case may be) in the event that the participant engages in Injurious Conduct.

     SECTION 15. AMENDMENT AND DISCONTINUANCE. The Board of Directors may alter, amend, suspend or discontinue the Plan, provided that no such action shall deprive any person without such person's consent of any rights theretofore granted pursuant hereto.

     SECTION 16. COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Notwithstanding any provision of the Plan or the terms of any agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933 or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of the New York Stock Exchange, Inc. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

     SECTION 17. COMPLIANCE WITH SECTION 16. With respect to persons subject to
Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successor rule). To the extent that any grant of an option or share award fails to so comply, it shall be deemed null and void to the extent permitted by law and to the extent deemed advisable by the Plan Administrator.

     SECTION 18. PARTICIPATION BY FOREIGN NATIONALS. The Plan Administrator may, in order to fulfill the purposes of the Plan and without amending the Plan, modify grants to foreign nationals or United States citizens employed abroad in order to recognize differences in local law, tax policy or custom.

     SECTION 19. EFFECTIVE DATE OF PLAN. The Plan shall become effective upon approval and adoption of the Plan by the affirmative vote of holders of a majority of the outstanding shares of Capital Stock of the Company present and voting at the 1999 Annual Meeting of Shareowners.

PROXY                                                                      PROXY


                                KENNAMETAL INC.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Robert L. McGeehan, Peter B. Bartlett and William R. Newlin, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the shareowners of Kennametal Inc. to be held at the Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 25, 1999 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I,
   FOR THE ELECTION OF AUDITORS, AND FOR THE APPROVAL OF THE KENNAMETAL INC.
                    STOCK OPTION AND INCENTIVE PLAN OF 1999.

                                     (over)


                              FOLD AND DETACH HERE

                                                                                                                     Please mark
                                                                                                                      your votes
                                                                                                                    as indicated
                                                                                                                 in this example [X]

 I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 2002

     VOTE FOR ALL           WITHHOLD         Nominees: Peter B. Bartlett, Robert L. McGeehan and Markos I. Tambakeras
    NOMINEES LISTED         AUTHORITY        (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   (EXCEPT AS SHOWN      TO VOTE FOR ALL     WRITE NOMINEE'S NAME ON THE LINE PROVIDED BELOW):
   TO THE CONTRARY)      NOMINEES LISTED
                                             ______________________________________________________________________________________

II. ELECTION OF AUDITORS           III. APPROVAL OF KENNAMETAL INC. STOCK       This Proxy when properly executed will be voted in
                                        OPTION AND INCENTIVE PLAN OF 1999       the manner directed herein. IF NO DIRECTION IS
                                                                                MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
    FOR   AGAINST   ABSTAIN             FOR   AGAINST   ABSTAIN                 THE NOMINEES IN ITEM I ABOVE FOR THE ELECTION OF
                                                                                AUDITORS, AND FOR THE APPROVAL OF THE KENNAMETAL
    [ ]     [ ]       [ ]               [ ]     [ ]       [ ]                   INC. STOCK OPTION AND INCENTIVE PLAN OF 1999. THE
                                                                                PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR
                                                                                JUDGMENT, TO VOTE UPON SUCH OTHER MATTERS AS MAY
                                                                                PROPERLY COME BEFORE THE MEETING AND ANY
                                                                                ADJOURNMENTS THEREOF.

                                                                                Dated: _____________________________________ , 1999

                                                                                ___________________________________________________

                                                                                ___________________________________________________

                                                                                Sign exactly as addressed, but if executed for a
                                                                                corporation, minor, etc., sign that name and
                                                                                signature and capacity of authorized signer.


                                                        FOLD AND DETACH HERE





                                                                 KENNAMETAL INC.

September 12, 1999

Dear Kennametal Inc. Shareholder:

The 1999 Annual Meeting of the Shareowners of Kennametal Inc. will be held at 2:00 p.m. on Monday, October 25, 1999, at the Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania. I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,


William R. Newlin
Chairman of the Board
Kennametal Inc.